INVESTMENT MANAGEMENT SUB-DELEGATION AGREEMENT

Between

T. ROWE PRICE INTERNATIONAL, INC.

and

T. ROWE PRICE GLOBAL TOSHI KOMON

This INVESTMENT MANAGEMENT SUB-DELEGATION AGREEMENT, is dated as of 15 June 2009, by and between T. Rowe Price International, Inc. (the "Adviser"), a corporation organized and existing under the laws of the State of Maryland, United States of America, with its principal office at 100 East Pratt Street, Baltimore MD 21202, United States and T. Rowe Price Global Toshi Komon, the Tokyo branch of T. Rowe Price Global Investment Services Limited ("Toshi Komon"), a registered investment management business provider and investment advisory/agency business provider under FI&E Law in Japan, with its office at Yamato Seimei Building 20th Floor, 1-7, Uchisaiwai-cho 1-chome, Chiyoda-ku, Tokyo 100-0011, Japan. T. Rowe Price Global Investment Services Limited is a registered investment adviser under the Investment Advisers Act of 1940 ("Advisers Act").

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of the 25th day of October, 2000 ("Fund Advisory Agreement") with T. Rowe Price International Funds, Inc., ("Company") on behalf of the T. Rowe Price International Stock Fund, the T. Rowe Price International Series, Inc. on behalf of the T. Rowe Price International Stock Portfolio, and the T. Rowe Price Institutional International Funds, Inc. on behalf of the T. Rowe Price Institutional Foreign Equity Fund (the "Funds"), each of which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, the Adviser has entered into an Amended and Restated Investment Advisory Agreement dated as of June 27, 2008 ("Trust Advisory Agreement") with T. Rowe Price Trust Company as trustee ("Trustee") of the T. Rowe Price Non-U.S. Equities Trust (the "Trust"), which is a common trust fund formed under Maryland banking law; and

WHEREAS, Toshi Komon is engaged in the business of, among other things, rendering discretionary investment management services and is registered in Japan with the Financial Supervisory Agency ("FSA") and the Kanto Local Finance Bureau ("KLFB"); and

WHEREAS, the Adviser desires to retain Toshi Komon to furnish certain discretionary investment management and dealing facilitation services to the Adviser, the Funds, and the Trust and Toshi Komon is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.Appointment. Adviser hereby appoints Toshi Komon to furnish certain discretionary investment management and dealing facilitation services with respect to the Funds and the Trust for the period and on the terms set forth in this Agreement. Toshi Komon accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of Toshi Komon.

A.Services. Subject to the supervision of the Funds` Board of Directors ("Board") and the Adviser, Toshi Komon shall furnish certain discretionary investment management and dealing facilitation services, as more fully described below, in relation to the investments of the Funds and Trust and in accordance with the Funds` and Trust`s investment objectives, policies, and restrictions as provided in the Funds` Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time ("Prospectus") and in the Trust`s Investment Guidelines as currently in effect and as may be amended from time to time, and such other limitations as the Funds may impose by notice in writing to Toshi Komon or such other limitations as the Trust may impose by notice in writing by Adviser to Toshi Komon. Toshi Komon shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder. In furtherance of this duty, Toshi Komon, on behalf of the Funds and Trust is authorized to:

(1) make discretionary investment decisions to buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets traded on markets in Asia including Japan where, in the reasonable opinion of Toshi Komon, market events render it prudent to trade outside the usual business hours of the Adviser, or otherwise as agreed between the Adviser and Toshi Komon. While, the Adviser agrees that Toshi Komon may delegate trading execution and related reporting/instruction functions to the Hong Kong trading desk of Adviser ("HK Trading Desk") in consideration that Toshi Komon does not have its own trading functions among global business strategy under T. Rowe Price group of companies;

(2) instruct the HK Trading Desk to place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the HK Trading Desk on behalf of Toshi Komon may select, both in respect of trades initiated pursuant to sub-clause (1) above and, upon request by the Adviser, in respect of investment decisions taken by the Adviser and notified to Toshi Komon; and

(3) generally, perform any other act necessary to enable Toshi Komon to carry out its obligations under this Agreement or as agreed upon with the Adviser.

Toshi Komon shall not exercise any voting and other rights and privileges attaching to the securities held by the Funds or the Trust, unless instructed by the Adviser consistent with the terms of the Fund Advisory Agreement and the Trust Advisory Agreement.

B.Personnel, Office Space, and Facilities of Toshi Komon. Toshi Komon at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as Toshi Komon requires in the performance of its investment advisory and other obligations under this Agreement.

C.Further Duties of Toshi Komon. In all matters relating to the performance of this Agreement, Toshi Komon shall act in conformity with the Trust`s Declaration of Trust and Investment Guidelines, and the Funds` Articles of Incorporation, By-Laws, and currently effective Registration Statement (as defined below), and with the written instructions and directions of the Board and the Adviser, and shall comply with the requirements of the 1940 Act, the Advisers Act, the FSA, the KLFB, the rules thereunder, and all other applicable United States, state of Maryland, Japanese and other laws and regulations. Toshi Komon shall at all times perform its duties with good care as a prudent manager and exercise its authority under this Agreement faithfully for the benefit of the Adviser, the Funds and the Trust.

3.Compensation. For the services provided and the expenses assumed by Toshi Komon pursuant to this Agreement, the Adviser shall pay Toshi Komon a fee as agreed between the Adviser and Toshi Komon from time to time.

4.Duties of the Adviser.

A. The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Fund Advisory Agreement and to the Trust pursuant to the Trust Advisory Agreement, and shall oversee and review Toshi Komon`s performance of its duties under this Agreement.

B. The Adviser will furnish Toshi Komon upon request with copies of each of the following documents:

(1)The Articles of Incorporation of the Funds, as amended from time to time and as filed with the Maryland State Department of Assessments and Taxation, as in effect on the date hereof and as amended from time to time ("Articles");

(2)The By-Laws of the Funds as in effect on the date hereof and as amended from time to time ("By-Laws");

(3)Certified resolutions of the Board of the Funds authorizing the appointment of the Adviser and Toshi Komon and approving the form of the Fund Advisory Agreement and this Agreement;

(4)The Funds` Registration Statements under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the Securities and Exchange Commission ("SEC") and all amendments thereto;

(5)The Notifications of Registration of the Funds under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)The Funds` Prospectuses (as defined above);

(7)The Trust`s Declaration of Trust and Investment Guidelines as each may be amended from time to time; and

(8)Certified copies of any financial statement or report prepared for the Funds or Trust by certified or independent public accountants, and copies of any financial statements or reports made by the Trust to its unitholders or by the Funds to its shareholders or to any governmental body or securities exchange.

The Adviser shall furnish Toshi Komon with any further documents, materials or information that Toshi Komon may reasonably request to enable it to perform its duties pursuant to this Agreement.

C.During the term of this Agreement, the Adviser shall furnish to Toshi Komon at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Funds or the public, which refer to Toshi Komon or its clients in any way, at a reasonable time prior to the use thereof, and the Adviser shall not use any such materials if Toshi Komon reasonably objects in writing fifteen business days (or such other time as may be mutually agreed) after receipt thereof. The Adviser shall ensure that materials prepared by employees or agents of the Adviser or its affiliates that refer to Toshi Komon or its clients in any way are consistent with those materials previously approved by Toshi Komon as referenced in the preceding sentence.

5.Brokerage.

A.Toshi Komon agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall attempt to have HK Trading Desk obtain quality execution at favorable security prices; provided that, on behalf of the Funds and Trust, Toshi Komon may, in its discretion, agree to have HK Trading Desk subject to monitoring obligations of Toshi Komon pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act"), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Toshi Komon determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of Toshi Komon with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to Toshi Komon, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

B.On occasions when Toshi Komon deems the purchase or sale of a security to be in the best interest of more than one client of Toshi Komon, Toshi Komon, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Toshi Komon in the manner Toshi Komon considers to be the most equitable and consistent with its fiduciary obligations to its clients.

6.Ownership of Records. Toshi Komon shall maintain all books and records pertaining to investment decisions made by Toshi Komon irrespective of the investment decisions made based on its own discretionary investment judgment or made based on the request by the Adviser and notified to Toshi Komon as stipulated in sub-clauses 2.A.(1) and 2.A.(2) in the foregoing ("Toshi Komon Responsible Portion"), which are required to be maintained by Toshi Komon pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Funds. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Toshi Komon hereby agrees (i) that all records that it maintains for the Funds are the property of the Funds, (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Funds and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) agrees to surrender promptly to the Funds any records that it maintains for the Funds upon their request; provided, however, Toshi Komon may retain copies of such records. Toshi Komon also shall maintain all books and records related with the Toshi Komon Responsible Portion required to be maintained by Toshi Komon pursuant to the Advisers Act and the rules and regulations promulgated thereunder (including but not limited to the prescribed periods) with respect to transactions on behalf of the Trust.

7.Reports. Toshi Komon shall furnish to the Board or the Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as Toshi Komon and the Board or the Adviser, as appropriate, may mutually agree upon from time to time.

8.Services to Others Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Toshi Komon, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Toshi Komon, who may also be a director, officer, or employee of the Funds or Trustee, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9.Toshi Komon`s Use of the Services of Others. Toshi Komon may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing

Toshi Komon or the Funds or Trust, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Toshi Komon may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Funds or the Trust, as appropriate, or in the discharge of Toshi Komon`s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

Toshi Komon may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ third parties, whether or not affiliated, to perform administrative, dealing and ancillary services required to enable Toshi Komon to perform its services under this Agreement. It is understood that Toshi Komon shall not be liable for acts of broker dealers provided they are selected in accordance with Toshi Komon`s fiduciary duties.

10.Limitation of Liability of Toshi Komon. Neither Toshi Komon nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Funds or Trust (at the direction or request of Toshi Komon) or Toshi Komon in connection with Toshi Komon's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Funds or Trust or (ii) any error of fact or mistake of law contained in any report or data provided by Toshi Komon, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Funds or Trust or from reckless disregard by Toshi Komon or any such person of the duties of Toshi Komon pursuant to this Agreement. Toshi Komon shall not offer any specific benefit or compensation for the loss to the Advisor, the Funds or Trust as far as Toshi Komon has faithfully conducted its duties given to Toshi Komon. The Advisor, the Funds or Trust shall not demand such benefit or compensation from Toshi Komon. However, nothing herein shall constitute a waiver of liability under applicable laws and regulations which may impose liability in certain instances for acts undertaken in good faith. In case any error occurs to the Funds or Trust on the process of investment management or related acts, Toshi Komon shall take a lead to settle the error to compensate the loss to the Funds or Trust and allocate to bear the corresponding amount among responsible parties.

11.Representations of Toshi Komon. Toshi Komon represents, warrants, and agrees as follows:

A.Toshi Komon: (i) is registered with the FSA and KLFB and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act, the FSA, the KLFB or applicable Japanese law from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal, state or Japanese requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify Toshi Komon from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.Toshi Komon has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser with a copy of such code of ethics, together with evidence of its adoption.

C.Toshi Komon has provided the Adviser with a copy of T. Rowe Price Global Investment Services Limited`s Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to the Form ADV with the SEC, furnish a copy of such amendment to the Adviser.

12.Term of Agreement. This Agreement shall become effective upon the date first above written, provided that with respect to the Funds this Agreement shall be approved by an executive committee of the Board and ratified thereafter by a vote of a majority of the Funds` directors who are not parties to this Agreement or interested persons of any such party, cast in person at a Board meeting called for the purpose of ratifying such approval. Unless sooner terminated as provided herein, this Agreement shall continue in effect through June 14, 2010. Thereafter, this Agreement may continue in effect for such period as may be agreed in writing between the Adviser and Toshi Komon subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by the Funds` Board by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Funds` directors who are not parties to this Agreement or interested persons of any such party; and (b) Toshi Komon shall not have notified the Adviser, in writing, at least 60 days prior to such approval that it does not desire such continuation. Toshi Komon shall furnish to the Funds, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

13.Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Funds on at least 60 days` prior written notice to Toshi Komon. This Agreement may also be terminated by the Adviser: (i) on at least 120 days` prior written notice to Toshi Komon, without the payment of any penalty; (ii) upon material breach by Toshi Komon of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if Toshi Komon becomes unable to discharge its duties and obligations under this Agreement. Toshi Komon may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days` prior notice to the Adviser. This Agreement shall terminate automatically in the event of its assignment or upon termination of the later to terminate of the Fund Advisory Agreement and the Trust Advisory Agreement.

Any termination shall be without prejudice to the rights and liabilities of either party in respect of transactions already initiated. All outstanding transactions at the time of termination will be settled and delivery made. Toshi Komon will account to the Adviser for such transactions. The Adviser will not be required to make any additional payment to Toshi

Komon on termination save for any periodic fee contractually due. Toshi Komon may also charge and receive payment from the Adviser for any additional expenses which are necessarily incurred in terminating the Agreement plus any losses necessarily realised in settling or concluding outstanding obligations.

14.Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law including, if necessary, being approved by vote of a majority of the Funds` directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval..

Complaints.

All formal complaints should be made in writing to Toshi Komon at the address stated above. All complaints will be referred to the appropriate person.

Consultation.

Both parties shall make their efforts to settle amicably any doubt or differences which may arise between them in relation to this Agreement, or in relation to matters not expressly provided for herein.

Miscellaneous.

A.Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof and the 1940 Act in relation to the Funds. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control with respect to the Funds.

B.Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C.Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D.Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Funds.

E.Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell," and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

T. ROWE PRICE INTERNATIONAL, INC.
/s/Emma Beal By: ___________________________________ Emma Beal, Vice President Date: 6/19/2009

T. ROWE PRICE GLOBAL TOSHI KOMON

 /s/Campbell Gunn
By: ___________________________________
 Campbell Gunn, Representative in Japan and
 Vice President
 T. Rowe Price Global Toshi Komon
 Yamato Seimei Building 20th Floor
 1-7, Uchsaiwai-cho 1-chome
 Chiyoda-ku, Tokyo 100-0011
 Japan

Date: 6/19/2009

EDGAgreementsSub-Investment Advisory AgreementDelegationAgmtTRPI-TK.fm